Exhibit 99.2

ECOLAB INC.

SUPPLEMENTAL REPORTABLE SEGMENT INFORMATION AND NON-GAAP RECONCILIATION

2016 SEGMENT DATA AT 2017 FIXED CURRENCY EXCHANGE RATES

(unaudited)

December 31 (millions)	2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Twelve Months
	Ended March 31	Ended June 30	Ended September 30	Ended December 31	Ended December 31
Net Sales
Global Industrial	$ 1,095.5	$ 1,170.8	$ 1,202.1	$ 1,218.8	$ 4,687.2
Global Institutional	1,037.4	1,128.4	1,149.2	1,125.1	4,440.1
Global Energy	771.6	762.8	771.2	770.2	3,075.8
Other	186.7	202.2	209.2	203.6	801.7
Subtotal at fixed currency rates	3,091.2	3,264.2	3,331.7	3,317.7	13,004.8
Effect of foreign currency translation	6.2	53.0	54.4	34.4	148.0
Consolidated reported GAAP net sales	$ 3,097.4	$ 3,317.2	$ 3,386.1	$ 3,352.1	$ 13,152.8

Operating Income
Global Industrial	$ 131.5	$ 174.5	$ 204.1	$ 209.9	$ 720.0
Global Institutional	192.7	243.0	262.1	252.7	950.5
Global Energy	62.6	79.7	102.6	101.8	346.7
Other	29.6	38.2	40.4	37.0	145.2
Corporate	(48.1)	(129.8)	(45.0)	(49.7)	(272.6)
Subtotal at fixed currency rates	368.3	405.6	564.2	551.7	1,889.8
Effect of foreign currency translation	3.2	6.9	9.9	5.2	25.2
Consolidated reported GAAP operating income	$ 371.5	$ 412.5	$ 574.1	$ 556.9	$ 1,915.0

Note:

We evaluate the performance of our non-U.S. dollar functional currency international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Fixed currency amounts are updated annually at the beginning of each year based on translation into U.S. dollars at foreign currency exchange rates established by management, with all periods presented using such rates. Fixed currency rates are generally based on existing market rates at the time they are established.

The difference between the fixed currency exchange rates and the actual currency exchange rates is reported within the "Effect of foreign currency translation" row in the table above.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including fixed currency sales and fixed currency operating income. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in the table.